Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2701, Yuehai Financial Center,21 Zhujiang

West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Cloud Data Holdings Corporation on Form F-1 of our report dated August 1, 2025, with respect to our audits of the consolidated financial statements of Cloud Data Holdings Corporation as of and for the years ended March 31, 2024 and 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangzhou, China

January 21, 2026